EXHIBIT 99.1

PRESS RELEASE

Date:	June 19, 2007
Company:	National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:	David C. Vernon
President and CEO
Phone:	330.682.1010
Fax:	330.684.2154

National Bancshares Corporation Names James R. VanSickle Chief Financial Officer

Orrville, Ohio – National Bancshares Corporation is pleased to announce that James R. VanSickle has been elected to serve as Senior Vice President and Chief Financial Officer of the company and it totally-owned subsidiary, The First National Bank.

Mr. VanSickle is a Certified Public Accountant and brings significant financial management and banking industry expertise to the position. Most recently, he worked with Crowe Chizek and Company LLC (Crowe) as an Executive in the firm’s Financial Institutions Group. He joined Crowe in 1992 and was promoted to Executive in 2003. Crowe is one of the top 10 public accounting and consulting firms in the United States.

In his previous position, Mr. VanSickle was responsible for managing client relationships and providing assurance services for large, mid-size and community financial institutions. Mr. VanSickle has extensive experience with SEC reporting and the implementation of Sarbanes-Oxley processes and procedures.

Mr. VanSickle graduated from Miami University in Oxford, Ohio with a Bachelor of Science in Accounting.

About National Bancshares Corporation
National Bancshares Corporation is the parent company of The First National Bank of Orrville. National Bancshares Corporation is traded on the OTC Bulletin Board under the symbol NBOH. Stifel Nicolaus, of Canton, Ohio, is the primary market maker in the stock. Investor relations information is available at fnborrville.com.